Exhibit 99.1

ProPetro Reports Preliminary Unaudited Full Year and Fourth Quarter 2019 Results and Provides Other Updates

MIDLAND, TX, March 31, 2020 (Businesswire) – ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced preliminary unaudited financial and operational results for the full year and fourth quarter of 2019 and provided other updates.

Full Year 2019 Operational Highlights

•	Achieved record-breaking efficiencies in key internal operational metrics each quarter of 2019.
•	Maintained strong profitability through volatile market conditions.
•	Successfully integrated new team members and assets from Pioneer Natural Resources.
•	Effective utilization for the Company averaged 23.9 fleets in 2019.

Full Year 2019 Financial Highlights

•	Grew total revenue by 20% to $2.1 billion from $1.7 billion in 2018.
•	Reported net income was $163.0 million, or $1.57 per diluted share, for 2019, compared to $173.9 million, or $2.00 per diluted share, in 2018.
•	Increased adjusted EBITDA(1) to $519.1 million from $388.5 million in 2018, more than 33% higher.

Fourth Quarter 2019 Highlights

•	Total revenue was $434.8 million as compared to the $541.8 million in the third quarter of 2019.
•	Net income was $22.7 million, a 34% decrease from $34.4 million in the previous quarter.
•	Adjusted EBITDA(1) decreased 16% to $110.3 million from $131.9 million in the third quarter of 2019.
•	Effective utilization for the quarter was 19.2 fleets.

(1) Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures.”

Phillip Gobe, Chief Executive Officer, commented, “Even in light of current market conditions, we look forward to continued collaboration with our customers in an effort to increase efficiencies for us and our customers. I want to thank the ProPetro team, along with our customers, supply chain partners, and other key stakeholders for another strong year in 2019.”

Fourth Quarter 2019 Financial Summary

Revenue for the fourth quarter of 2019 was $434.8 million, or 20% lower than $541.8 million for the third quarter of 2019. The decrease was primarily attributable to expected holiday seasonality and customer budget exhaustion at the end of 2019.

Costs of services, excluding depreciation and amortization of approximately $39.0 million, for the fourth quarter of 2019 decreased to $305.7 million from $396.9 million during the third quarter of 2019 primarily due to lower activity levels resulting from expected holiday seasonality and customer budget exhaustion at the end of 2019.

Exhibit 99.1

General and administrative expense was $31.1 million as compared to $27.5 million in the third quarter of 2019. General and administrative expense, exclusive of $7.9 million of professional and advisory fees associated with the internal review, $2.5 million of stock-based compensation, and $1.9 million of retention bonus and severance was $18.8 million, or 4.3% of revenue, for the fourth quarter of 2019, compared to $13.0 million, or 2.4% of revenue, for the third quarter of 2019.

Net income for the fourth quarter of 2019 totaled $22.7 million, or $0.22 per diluted share, versus $34.4 million, or $0.33 per diluted share, for the third quarter of 2019.

Adjusted EBITDA decreased to $110.3 million for the fourth quarter of 2019 from $131.9 million in the previous quarter.

Operations and DuraStim® Update

Effective utilization of the Company’s fracturing assets during the fourth quarter of 2019 was 19.2 fleets. ProPetro currently expects effective utilization in the first quarter of 2020 to be approximately 18.6 fleets.

As previously announced, the Company’s first electrically powered DuraStim® frac fleet was deployed on January 5, 2020 to a previously announced dedicated customer. Since deployment, ProPetro has been working diligently with its first customer, supply chain partners and equipment providers to evaluate the in-field performance of the new technology. While additional testing and evaluation is required, the Company remains encouraged by the performance of the first DuraStim® fleet to date and plans to provide additional information on its upcoming conference call and in the future as developments merit.

ProPetro exited 2019 operating 24 cementing units, a 20% increase from 20 units operating at year-end 2018. One cementing unit was deployed in the fourth quarter, and the Company deployed one additional unit in January of 2020, bringing current capacity to 25 units.

Liquidity and Capital Spending

As of December 31, 2019, total cash was $149.0 million and total debt was $130.0 million. Total liquidity at the end of the fourth quarter of 2019 was $198.7, including cash and $49.7 million of available capacity under the Company’s revolving credit facility. Total liquidity as of March 30, 2020 was $193.4 million, including cash of $143.0 million and $50.4 million of available capacity under the Company’s revolving credit facility ($110 million outstanding at March 30, 2020). Our borrowing capacity under our revolving credit facility (which is determined monthly based on 85% of eligible accounts receivables, less customary reserves) will be adversely impacted by the expected decline in our customer’s activity given current market conditions.  The Company had no net debt as of March 30, 2020 and intends to proactively manage its capital and liquidity needs.

Capital expenditures incurred during the fourth quarter of 2019 were $66.3 million, which included spending on ProPetro’s growth initiatives as well as maintenance capital. To date, the Company has substantially completed the capital program related to its original DuraStim® capital program and has no additional commitments to growth capital expenditures in 2020. As previously announced, the Company expects to significantly reduce maintenance capital expenditures and field level consumable costs as activity levels decrease.

Exhibit 99.1

Outlook

Mr. Gobe concluded, “In recent weeks we have seen severe disruptions not only to our business but also to our global economy.  The onset of the COVID-19 pandemic paired with an unprecedented oil price environment has caused significant changes to the activity of customers and therefore our own activity. These same dynamics are also having a severe negative impact on pricing for our services.  As announced last week, we have implemented a number of strategic actions to align our cost structure to better reflect currently expected lower activity levels. In this volatile and unpredictable environment, our team will remain focused on serving our employees and customers in order to maintain or produce value for all of our stakeholders.”

Other Items

Management continues to provide information to its independent registered public accounting firm in order to allow it to evaluate the sufficiency of the scope of the internal review and associated findings, as well as the Company’s proposed remediation plan. Management is working to complete its preparation of quarterly and annual financial statements to allow its independent registered public accounting firm to perform quarterly reviews and an audit of the financial statements as of and for the year ended December 31, 2019. The Company cannot currently predict when this process will be completed. The Company continues to work diligently to become current in its filing obligations with the Securities and Exchange Commission (“SEC”) as soon as reasonably practicable, and it currently expects to do so prior to the expiration of the additional trading period granted by the NYSE on July 15, 2020.

As previously disclosed, the audit committee and management have not identified to date any items that would require revision or restatement of the Company’s previously reported balance sheets, statements of operations, statements of shareholders’ equity or statements of cash flows.

Conference Call Information

ProPetro plans to host a conference call on Wednesday, April 1, 2020 at 8:00 AM Central Time to discuss its results. To access the conference call, U.S. callers may dial toll free 1-844-340-9046 and international callers may dial 1-412-858-5205. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. The call will also be webcast on ProPetro’s web site, www.propetroservices.com.

A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 1-877-344-7529 for U.S. callers, 1-855-669-9658 for Canadian callers, as well as 1-412-317-0088 for international callers. The access code for the replay is 10131732.

About ProPetro

ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information, please visit www.propetroservices.com.

Exhibit 99.1

Cautionary Statement Regarding Preliminary Financial Information

The Company has prepared the preliminary financial information set forth above on a materially consistent basis with its historical financial information and in good faith based upon its internal reporting for the three months and year ended December 31, 2019. This financial information is preliminary and unaudited and is thus inherently uncertain and subject to change as the Company finalizes its financial results and related audit for the year ended December 31, 2019. The Company is in the process of completing its customary quarterly close and review procedures and related audit as of and for the year ended December 31, 2019, and there can be no assurance that its final results for this period will not differ from this preliminary financial information. During the course of the preparation of the Company’s consolidated financial statements and related notes as of and for the year ended December 31, 2019, the Company may identify items that could cause its final reported results to be materially different from the preliminary financial information set forth above. This preliminary financial information should not be viewed as a substitute for full audited financial statements prepared in accordance with GAAP. In addition, this preliminary financial information for the three months and year ended December 31, 2019 is not necessarily indicative of the results to be achieved for any future period. This preliminary financial information has been prepared by and is the responsibility of management. In addition, the preliminary financial information presented above has not been audited, reviewed, or compiled by the Company’s independent registered public accounting firm. Accordingly, the Company’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this information.

Forward-Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our expected utilization, the future performance of new technology (such as our DuraStim® fleets), our expected cost reductions and our ability and the timing to become current in our SEC filing obligations. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the volatility of and steep decline in oil prices following the failure of Saudi Arabia and Russia to agree on a plan to cut oil production and Saudi Arabia’s subsequent announcement of plans to increase production and reduce prices, the operational disruption and market volatility resulting from the COVID-19 pandemic and the factors described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the SEC. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it, including matters related to the audit committee’s internal review, the pending shareholder litigation and the SEC’s pending investigation. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements and are urged to carefully review and consider the various disclosures made in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the SEC from time to time that disclose risks and uncertainties that may affect the Company’s business. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law.

Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Chief Strategy and Administrative Officer
sam.sledge@propetroservices.com

Exhibit 99.1

PROPETRO HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Years Ended
	December 31	September 30	December 31	December 31	December 31
	2019	2019	2018	2019	2018
REVENUE - Service revenue	$434,793	$541,847	$425,415	$2,052,314	$1,704,562
COSTS AND EXPENSES
Cost of services (exclusive of depreciation and amortization)	305,693	396,922	300,421	1,470,356	1,270,577
General and administrative (inclusive of stock-based compensation)	31,104	27,557	15,015	105,075	53,958
Depreciation and amortization	39,052	37,653	24,710	145,304	88,138
Impairment expense	3,405	-	-	3,405
Loss on disposal of assets	25,233	31,153	16,159	106,811	59,220
Total costs and expenses	404,487	493,285	356,306	1,830,952	1,471,893
OPERATING INCOME	30,306	48,562	69,109	221,362	232,669
OTHER INCOME (EXPENSE):			-
Interest expense	(1,463)	(1,749)	(1,916)	(7,141)	(6,889)
Other income (expense)	(178)	(75)	(158)	(717)	(663)
Total other income (expense)	(1,642)	(1,824)	(2,074)	(7,858)	(7,552)
INCOME BEFORE INCOME TAXES	28,665	46,738	67,035	213,504	225,117
INCOME TAX EXPENSE	(5,990)	(12,340)	(15,257)	(50,494)	(51,255)
NET INCOME	$22,675	$34,397	$51,777	$163,010	$173,862
NET INCOME PER COMMON SHARE:
Basic	$0.23	$0.34	$0.62	$1.62	$2.08
Diluted	$0.22	$0.33	$0.59	$1.57	$2.00
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	100,618	100,606	83,758	100,472	83,460
Diluted	103,055	103,652	87,218	103,750	87,046

Exhibit 99.1

PROPETRO HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$149,036	$132,700
Accounts receivable - net of allowance for doubtful accounts of $1,049 and $100, respectively	212,183	202,956
Inventories	2,436	6,353
Prepaid expenses	10,815	6,610
Other current assets	1,121	638
Total current assets	375,591	349,257
PROPERTY AND EQUIPMENT - Net of accumulated depreciation	1,047,535	912,846
OPERATING LEASE RIGHT-OF-USE ASSETS	989	-
OTHER NONCURRENT ASSETS:
Goodwill	9,425	9,425
Intangible assets - net of amortization	-	13
Other noncurrent assets	2,571	2,981
Total other noncurrent assets	11,996	12,419
TOTAL ASSETS	$1,436,111	$1,274,522
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$193,096	$214,460
Operating lease liabilities	36,343	-
Finance lease liabilities	302	-
Accrued and other current liabilities	2,831	138,089
Accrued interest payable	394	211
Total current liabilities	232,966	352,760
DEFERRED INCOME TAXES	103,041	54,283
LONG-TERM DEBT	130,000	70,000
NONCURRENT OPERATING LEASE LIABILITIES	799	-
OTHER LONG-TERM LIABILITIES	-	124
Total liabilities	466,806	477,167
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 30,000,000 shares authorized, none issued, respectively	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 100,624,099 and 100,190,126 shares issued, respectively	101	100
Additional paid-in capital	826,629	817,690
Retained earnings (accumulated deficit)	142,575	(20,435)
Total shareholders’ equity	969,305	797,355
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,436,111	$1,274,522

Exhibit 99.1

PROPETRO HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$163,010	$173,862
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	145,304	88,138
Impairment expense	3,405	0
Deferred income tax expense	48,758	49,704
Amortization of deferred revenue rebate	-	615
Amortization of deferred debt issuance costs	542	403
Stock?based compensation	7,776	5,482
Loss on disposal of assets	106,811	59,220
Changes in operating assets and liabilities:
Accounts receivable	(9,227)	(3,300)
Other current assets	1,351	207
Inventories	3,917	(168)
Prepaid expenses	(4,386)	(1,418)
Accounts payable	(25,242)	9,720
Accrued and other current liabilities	13,088	9,853
Accrued interest	183	761
Net cash provided by operating activities	455,290	393,079
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(502,894)	(284,197)
Proceeds from sale of assets	7,595	3,593
Net cash used in investing activities	(495,299)	(280,604)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	110,000	77,378
Repayments of borrowings	(50,000)	(80,946)
Payment of finance lease obligations	(272)	-
Proceeds of insurance financing	-	5,824
Repayments of insurance financing	(4,547)	(4,495)
Payment of debt issuance costs	-	(1,732)
Proceeds from exercise equity awards	1,164	247
Net cash provided by (used in) financing activities	56,345	(3,724)
NET INCREASE IN CASH AND CASH EQUIVALENTS	16,336	108,751
CASH AND CASH EQUIVALENTS — Beginning of period	132,700	23,949
CASH AND CASH EQUIVALENTS — End of period	$149,036	$132,700

Exhibit 99.1

Reportable Segment Information

	Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
($ in thousands)	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total
Service revenue	$424,846	$9,947	$434,793	$528,851	$12,996	$541,847	$416,117	$9,297	$425,414
Adjusted EBITDA	116,743	(6,408)	110,335	134,789	(2,894)	131,895	116,447	(4,004)	112,443
Depreciation and amortization	37,433	1,619	39,052	36,110	1,543	37,653	23,573	1,136	24,709
Capital expenditures	64,771	1,574	66,345	83,770	3,189	86,959	359,059	8,845	367,904

	Years Ended
	December 31, 2019			December 31, 2018
($ in thousands)	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total
Service revenue	$2,001,627	$50,687	$2,052,314	$1,658,403	$46,159	$1,704,562
Adjusted EBITDA	533,760	(14,691)	519,069	398,396	(9,873)	388,523
Depreciation and amortization	139,348	5,956	145,304	83,404	4,734	88,138
Capital expenditures	387,119	13,552	400,671	577,171	15,431	592,602

Non-GAAP Financial Measures

Adjusted EBITDA is not a financial measure presented in accordance with GAAP.  We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations.  Net income is the GAAP measure most directly comparable to Adjusted EBITDA.  Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure.  Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider Adjusted EBITDA in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Reconciliation of Net Income (loss) to Adjusted EBITDA

	Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
($ in thousands)	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total
Net income (loss)	$52,805	$(30,130)	$22,675	$65,961	$(31,564)	$34,397	$76,244	$(24,466)	$51,778
Depreciation and amortization	37,433	1,619	39,052	36,110	1,543	37,653	23,574	1,136	24,710
Interest expense	8	1,455	1,463	21	1,728	1,749	-	1,916	1,916
Income tax expense	-	5,990	5,990	-	12,340	12,340	-	15,257	15,257
Loss on disposal of assets	25,068	165	25,233	30,987	166	31,153	16,194	(35)	16,159
Impairment expense	-	3,405	3,405	-	-	-	-	-	-
Stock-based compensation	-	2,530	2,530	-	577	577	-	1,650	1,650
Other expense	-	178	178	-	75	75	-	343	343
Other general and administrative expenses	-	7,882	7,882	-	10,786	10,786	-	-	-
Deferred IPO bonus, retention bonus and severance expense	1,430	496	1,926	1,710	1,455	3,165	434	196	630
Adjusted EBITDA	$116,743	$(6,408)	$110,335	$134,789	$(2,894)	$131,895	$116,447	$(4,004)	$112,443

	Years Ended
	December 31, 2019			December 31, 2018
($ in thousands)	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total
Net income (loss)	$281,090	$(118,080)	$163,010	$253,196	$(79,334)	$173,862
Depreciation and amortization	139,348	5,956	145,304	83,404	4,734	88,138
Interest expense	51	7,090	7,141	-	6,889	6,889
Income tax expense	-	50,494	50,494	-	51,255	51,255
Loss on disposal of assets	106,178	633	106,811	59,962	(742)	59,220
Impairment expense	-	3,405	3,405	-	-	-
Stock-based compensation	-	7,776	7,776	-	5,482	5,482
Other expense	-	717	717	-	663	663
Other general and administrative expense	-	25,208	25,208	2	203	205
Deferred IPO bonus, retention bonus and severance expense	7,093	2,110	9,203	1,832	977	2,809
Adjusted EBITDA	$533,760	$(14,691)	$519,069	$398,396	$(9,873)	$388,523